Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF DESKTOP METAL AND EXONE

Introduction

The following tables present unaudited pro forma condensed combined financial information about Desktop Metal, Inc. (“for purposes of this subsection Desktop Metal,” “we,” “us,” and “our”) statement of operations, after giving effect to the Merger with ExOne. The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction the historical consolidated financial statements and related notes of Desktop Metal, the consolidated financial statements of ExOne, referred to below.

ExOne is a global provider of 3D printing machines and 3D printed and other products, materials and services to industrial customers. The business primarily consists of manufacturing and selling 3D printing machines and printing products to the specifications of customers using a global installed base of 3D printing machines. The ExOne machines service direct (metal) and indirect (sand) applications. Direct printing produces a component; indirect printing makes a tool to produce a component. ExOne offers pre-production collaboration and print products for customers through their network of ExOne Adoption Centers. ExOne also supplies the associated materials, including consumable and replacement parts, and other services, including training and technical support that are necessary for purchasers of their 3D printing machines to print products. ExOne is headquartered in North Huntingdon, Pennsylvania.

Desktop Metal is pioneering a new generation of additive manufacturing technologies focused on the production of end-use parts. It offers a portfolio of integrated additive manufacturing solutions for engineers, designers, and manufacturers comprised of hardware, software, materials, and services. Desktop Metal is headquartered in Burlington, Massachusetts.

The unaudited pro forma condensed combined statements of operations the year ended December 31, 2021 are presented herein. The unaudited pro forma condensed combined statements of operations combine the historical results of Desktop Metal, and ExOne for the year ended December 31, 2021 and gives effect to the Merger as if it had occurred on January 1, 2021. The transaction accounting adjustments to historical financial information have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Merger. Management has elected not to present management’s adjustments in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial information is based upon the respective historical consolidated financial statements of Desktop Metal and ExOne as described further in Note 2 - Basis of Pro Forma Presentation.

The Merger was be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations” (“ASC 805”), with Desktop Metal representing the accounting acquirer under this guidance. The following unaudited pro forma condensed combined financial information primarily gives effect to:

•	Application of the acquisition method of accounting in connection with the Merger; and

•	Transaction costs in connection with the Merger.

The unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results or financial position that actually would have occurred or that may occur in the future had the Mergers been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of Desktop Metal after the Merger. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” in the Company's Quarterly Report on Form 10-Q filed on May 10, 2022.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Desktop Metal. Desktop Metal understands these accounting policies are similar in most material respects to those of ExOne.

DESKTOP METAL, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except per share data)

	Desktop Metal (Historical)	ExOone (Historical) January 1, 2021 to November 12, 2021 (A)	Transaction Accounting Adjustments	Note References	Pro Forma Combined
Revenues
Products	$105,994	$48,569	$-		$154,563
Services	6,414	7,709	-		14,123
Total revenues	112,408	56,278	-		168,686
Cost of sales
Products	87,450	37,201	11,206	6(a),(b), (c)	135,857
Services	6,665	6,811	331	6(b)	13,807
Total cost of sales	94,115	44,012	11,537		149,664
Gross profit/(loss)	18,293	12,266	(11,537)		19,022
Operating expenses:
Research and development	68,131	10,405	(645)	6(b)	77,891
Sales and marketing	47,995	9,478	882	6(a),(b)	58,355
General and administrative	78,041	25,862	352	6(a),(b)	104,255
In-process research and development assets acquired	25,581	-	-		25,581
Total operating expenses	219,748	45,745	589		266,082
Loss from operations	(201,455)	(33,479)	(12,126)		(247,060)
Change in fair value of warrant liability	(56,576)	-	-		(56,576)
Interest expense	(149)	2,050	-		1,901
Interest and other income, net	(11,822)	(87)	-		(11,909)
Loss before income taxes	(270,002)	(31,516)	(12,126)		(313,644)
Income tax benefit (expense)	29,668	410	(2,847)	6(d)	27,231
Net loss	$(240,334)	$(31,106)	$(14,973)		$(286,413)
Net loss per share - basic and diluted	$(0.92)				$(0.93)
Weighted average shares outstanding, basic and diluted	260,770		48,218		308,988

(A) as derived from ExOne unaudited financial information for the period January 1, 2021 through November 12, 2021

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

Note 1 - Description of the Merger

The Merger Agreement provides that at the Effective Time, each share of ExOne common stock issued and outstanding immediately prior to the Effective Time (other than shares owned or held by (x) Desktop Metal or any of its subsidiaries, (y) in treasury or otherwise held by ExOne or any of its subsidiaries and (z) any person who has not voted in favor of, or consented to, the Mergers and properly demands appraisal of such shares under Delaware law) will automatically be cancelled and converted into the right to receive (i) $8.50 in cash (subject to adjustment as described below), without interest, and (ii) a number of shares of Desktop Metal Class A common stock determined by application of an Exchange Ratio (subject to adjustment as described below).

The “Exchange Ratio” means:

•	if the Average Stock Price (as defined below) is greater than or equal to $9.70, then the Exchange Ratio will be 1.7522;

•	if the Average Stock Price is less than $9.70 and greater than $7.94 per share, the initial exchange ratio of 1.9274 will be modified by multiplying such exchange ratio by the quotient of $8.82 divided by the Average Stock Price; or

•	if the Average Stock Price is less than or equal to $7.94, then the Exchange Ratio will be 2.1416.

“Average Stock Price” means the average of the daily volume weighted averages of the trading prices of Desktop Metal Class A common stock on the NYSE on each of the twenty consecutive trading days ending on (and including) the trading day that is three trading days prior to the date of the Effective Time of the Mergers.

Notwithstanding anything in the Merger Agreement to the contrary, to the extent that the sum of:

(A) the aggregate number of shares of Desktop Metal Class A common stock to be issued in exchange for converted shares of ExOne common stock as of the Effective Time, plus

(B) the aggregate number of shares of Desktop Metal Class A common stock for which the ExOne Options to be assumed pursuant to the section entitled “The Mergers - Treatment of ExOne Equity Awards - Unvested ExOne Options” below are exercisable as of the Effective Time, plus

(C) the aggregate number of shares of Desktop Metal Class A common stock to be issued in connection with the cancellation of ExOne Options pursuant to the section entitled “The Mergers - Treatment of ExOne Equity Awards - Vested ExOne Options” at the Effective Time, plus

(D) the aggregate number of shares of Desktop Metal Class A common stock subject to the Desktop Metal RSAs to be issued pursuant to the section entitled “The Mergers - Treatment of ExOne Equity Awards - COC Restricted Stock Awards” and “The Mergers - Treatment of ExOne Equity Awards - ESPP Awards” at of the Effective Time, would exceed 19.9% of Desktop Metal’s issued and outstanding shares of Class A common stock immediately prior to the Effective Time (19.9% of such issued and outstanding shares rounded down to the nearest whole share, the “Maximum Share Number”), then (x) the Exchange Ratio will be reduced (the amount of such reduction, the “Exchange Ratio Reduction Number”) to the minimum extent necessary such that the sum of the aggregate number of shares of Desktop Metal Class A common stock to be issued under (A) through (D) above, equals the Maximum Share Number and (y) subject to the limitations set forth on the following paragraph, the per share cash consideration will be increased by the amount in cash equal to the Exchange Ratio Reduction Number multiplied by the per share cash consideration.

Furthermore, if the Threshold Percentage (determined without regard to this sentence) is less than 45%, then the per-share cash consideration will be reduced, and the per-share stock consideration will be increased on a dollar-for-dollar basis with such reduction, by an amount that would be necessary to cause the recomputed Threshold Percentage to equal 45%; provided, however, that this will not cause the aggregate number of shares of Desktop Metal Class A common stock to be issued as per-share stock consideration as of the Effective Time to exceed the Maximum Share Number. To the extent the adjustment described in this paragraph would otherwise cause the aggregate number of shares of Desktop Metal Class A common stock to be issued as per-share stock consideration as of the Effective Time to exceed the Maximum Share Number, then, notwithstanding the preceding paragraph, the per-share cash consideration will be reduced as set forth in this paragraph without a corresponding increase in the per-share stock consideration.

Note 2 - Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of Desktop Metal and ExOne, as of September 30, 2021. Desktop Metal’s fiscal year ends on December 31 and ExOne’s fiscal year also ends on December 31. The unaudited pro forma condensed combined statements of operations were prepared using:

•	the historical audited statement of operations of Desktop Metal for the year ended December 31, 2021;

•	the historical unaudited consolidated statement of operations ExOne for the period January 1, 2021 to November 12, 2021;

Both Desktop Metal and ExOne’s historical audited and unaudited financial statements were prepared in accordance with U.S. GAAP and are presented in thousands of U.S. dollars. The historical ExOne financial statements included within the unaudited pro forma condensed combined statements of operations include certain reclassifications that were made to conform ExOne’ s financial statement presentation to that of Desktop Metal. See Note 3, Reclassifications for additional information.

The acquisition of ExOne by Desktop Metal is accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805, with Desktop Metal representing the accounting acquirer under this guidance. In the unaudited pro forma condensed combined balance sheet, Desktop Metal’s total consideration to be transferred for the acquisition of ExOne has been allocated to the assets acquired and liabilities assumed, based upon management’s estimates of their respective fair values as of the merger date. The pro forma adjustments are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes herein. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Any excess of the purchase price over the fair value of identified tangible and intangible assets acquired and liabilities assumed is recognized as goodwill.

The unaudited pro forma condensed combined statements of operations also include certain purchase accounting adjustments, including items expected to have a continuing impact on the results of the combined company, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statements of operations do not include the impacts of any revenue, cost or other operating synergies that may result from the Mergers or any related restructuring costs that may be contemplated.

Note 3 - Reclassifications

Historical ExOne financial information included within the unaudited pro forma condensed combined financial information has been reclassified to conform the presentation to that of Desktop Metal as indicated in the tables below:

Statement of Operations for the Year Ended December 31, 2021

Amount	Presentation in ExOne’s	Presentation in Unaudited Pro Forma Condensed
(In thousands)	Financial Statements	Combined Financial Information
$48,569	Revenue	Product Revenue
7,709	Revenue	Services Revenue
37,201	Cost of Sales	Cost of Sales - Product
6,811	Cost of Sales	Cost of Sales - Services
9,478	Selling, general and administrative	Sales and marketing
25,862	Selling, general and administrative	General and administrative

Note 4 - Conforming Accounting Policies

Except for as discussed in Note 3 - Reclassifications to reclassify certain balances presented in the historical financial statements of ExOne to conform their presentation to that of Desktop Metal, Desktop Metal is not aware of any material differences between the accounting policies of the two companies that would continue to exist subsequent to the application of acquisition accounting.

Note 5 - Purchase Accounting

On November 11, 2021, Desktop Metal acquired all of ExOne’s outstanding common stock for an aggregate purchase price of $613.0 million, consisting of $201.4 million paid in cash and 48,218,063 shares of Common Stock with a fair value of $411.6 million as of the close of business on the transaction date. The following table summarizes components of the Merger consideration:

December 31, 2021
ExOne shares issued and outstanding	22,219,243
Cash consideration per share	$8.50
Subtotal cash consideration	$188,864
ExOne transaction costs paid by Desktop Metal	10,022
RSAs subject to accelerated vesting - cash consideration	1,106
Option cancellation - cash consideration[1]	1,314
ESPP cancellation - cash consideration	93
Total cash consideration	$201,399

Exchange ratio	2.1416
Issuance of Desktop Metal shares	47,584,730
Desktop metal price per share	$8.50
Subtotal share consideration	$404,470
RSAs subject to accelerated vesting - share consideration	$1,563
Option cancellation - share consideration[1]	$5,413
ESPP cancellation - share consideration[2]	$157
Total share consideration	$411,603
Total consideration	$613,002

1 Represents Option cancellation consideration considering the fully vested options outstanding of ExOne as of November 11, 2021.
2 Represents ESPP cancellation consideration assuming double trigger termination

The share consideration is a function of the exchange ratio as determined by the average of Desktop Metal’s Class A common stock daily volume weighted average stock price for the 20 consecutive trading days ending on and including the trading day that is three days prior to the date of the Effective Time of the Merger. If Desktop Metal’s average stock price is greater than or equal to $9.70 per share, then the exchange ratio will be 1.7522. If Desktop Metal’s average stock price is less than $9.70 and greater than $7.94, the 1.9274 exchange ratio will be modified by multiplying such exchange ratio by the quotient of $8.82 divided by Desktop Metal’s average stock price. If Desktop Metal’s average stock price is less than or equal to $7.94, the exchange ratio will be 2.1416. The Merger consideration will be subject to adjustment to ensure that (i) the stock consideration in the Mergers is not less than 45% of the total consideration in the Mergers, as determined for U.S. federal income tax purposes, and that (ii) the number of shares of Desktop Metal Class A common stock to be issued in the Mergers does not exceed 19.9% of the issued and outstanding shares of Desktop Metal Class A common stock.

Effect of changes in stock price on exchange ratio

	Greater than	Equal to	Less than	Equal to	Exchange ratio
Average Stock Price	$9.70	$-	$-	$-	1.7522
Average Stock Price	$7.94	$7.94	$9.70	$9.70	2.1416 - 1.7522
Average Stock Price	$-	$-	$7.94	$-	2.1416

Desktop Metal also granted 86,020 incentive stock options with a weighted-average exercise price of $4.47 to certain employees of ExOne in exchange for unvested ExOne stock options. The acquisition was accounted for as a business combination using the acquisition method of accounting. Desktop Metal is currently finalizing the allocation of the purchase price and expects the purchase price to be allocated primarily to goodwill and intangible assets.

The total purchase price was allocated to the identifiable assets acquired and liabilities assumed based on Desktop Metal’s preliminary estimates of their fair values on the acquisition date. The fair values assigned to ExOne’s tangible and intangible assets and liabilities assumed, and the related deferred tax assets and liabilities, are considered preliminary and are based on the information available at the date of the acquisition. Desktop Metal is in the process of finalizing its purchase price allocation, and the tax basis of the assets and liabilities acquired. This may result in potential adjustments to the carrying value of the respective recorded assets and liabilities, establishment of certain intangible assets, revisions of useful lives of intangible assets, establishment of potential acquisition contingencies, and the determination of any residual amount that will be allocated to goodwill. Adjustments that impact the deferred tax liability recorded in the business combination could result in an increase or decrease in the Company’s recorded valuation allowance that will be recognized in the accompanying statement of operations.

The acquisition date fair value of the consideration transferred is as follows (in thousands):

Total Acquisition Date Fair Value
Cash consideration	$201,399
Equity consideration	411,603
Total consideration transferred	$613,002

The following table summarizes the preliminary allocation of the purchase price to the estimated fair values of assets acquired and liabilities assumed (in thousands):

At November 12, 2021
Assets acquired:
Cash and cash equivalents	$119,068
Restricted cash - current	3,007
Accounts receivable	13,639
Inventory	27,200
Prepaid expenses and other current assets	5,165
Property and equipment	33,991
Intangible assets	82,100
Other noncurrent assets	2,734
Total assets acquired	$286,904
Liabilities assumed:
Accounts payable	$5,830
Accrued expenses and other current liabilities	11,025
Current portion of deferred revenue	15,331
Customer deposits	10,168
Current portion of operating lease liability	1,919
Deferred tax liability	3,465
Lease liability, net of current portion	332
Deferred revenue, net of current portion	147
Other noncurrent liabilities	321
Total liabilities assumed	$48,538
Net assets acquired	$238,366

Goodwill	$374,636
Total net assets acquired	$613,002

The estimated useful lives of the identifiable intangible assets acquired is as follows:

	Gross Value	Estimated Life
Developed Technology	72,900	8 years
Trade name	1,300	4 years
Customer relationships	7,900	12 years
Total intangible assets	$82,100

The goodwill resulting from the purchase price allocation is attributable to the workforce of the acquired business (which is not eligible for separate recognition as an identifiable intangible asset) and the expected synergistic benefits of expanding the combined companies’ target markets both geographically and across industries. The goodwill recognized is not deductible for income tax purposes. Desktop Metal incurred $8.5 million of acquisition-related and other transactional charges related to this acquisition, which are included in general and administrative expenses in Desktop Metal’s consolidated statements of operations. ExOne incurred $12.3 million of acquisition related expenses which are included in its statement of operations for the period January 1, 2021 through November 12, 2021.

Note 6 - Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the proposed Merger and has been prepared for informational purposes only. The historical financial information has been adjusted to give effect to pro forma adjustments that reflect the transaction in accordance with U.S. GAAP.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Desktop Metal filed consolidated operations tax returns during the periods presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Desktop Metal’s shares outstanding, assuming the Mergers occurred on January 1, 2021. in the Unaudited Pro Forma Condensed Combined Statements of Operations are as follows:

(a)	Reflects additional amortization expense for the estimated fair value adjustment of acquired intangible assets of $11.0 million with 9.7 million recorded to cost of sales, $0.9 million recorded to sales and marketing, and $0.4 million recorded to general and administrative for the year ended December 31, 2021.

(b)	To record the estimated additional depreciation related to the step up in property, plant and equipment value of $0.1 million in excess of the historical ExOne carrying value for the year ended December 31, 2021.

(c)	To record the estimated increase of $1.1 million to cost of sales in the amount of the inventory step-up as all acquired inventory would be expected to be sold during the year-ended December 31, 2021.

(d)	To adjust the provision for income taxes by $2.8 million for the year ended December 31, 2021 to reflect the tax effect of adjustments made to the pro forma statement of operations as if the acquisition of ExOne occurred on January 1, 2021. The tax effect of the transaction accounting adjustments was calculated using Desktop Metal’s estimated U.S. combined effective tax rate at November 11, 2021

Note 7 - Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transaction, assuming the shares were outstanding since January 1, 2021. As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire periods presented.

The unaudited pro forma condensed combined financial information has been prepared for the year ended December 31, 2021:

Year Ended
(in thousands, except share and per share data)	December 31, 2021
Pro forma net loss	$(286,413)
Pro forma weighted average shares outstanding – basic and diluted	308,988,000
Pro forma EPS - basic and diluted	$(0.93)
Pro forma weighted average shares outstanding – basic and diluted
Desktop Metal weighted average shares outstanding	260,770,000
ExOne shares issued	48,218,000
Pro forma combined shares	308,988,000